Exhibit 99.1

1100 Cassatt Road

Berwyn, PA 19312

Phone: 610-651-5900

Fax: 610-993-2683

For Immediate Release

November 18, 2004

Triton PCS Closes $250 Million Senior Secured Loan Facility

BERWYN, Pa., November 18, 2004 – Triton PCS, Inc. today announced that it has closed on its previously announced $250 million senior secured term loan facility (the “Facility”). Terms of the Facility include pricing at LIBOR + 3.25%, a five-year maturity and no financial maintenance covenants. The Facility is secured by substantially all the assets of the company. Lehman Brothers and Merrill Lynch arranged for the Facility.

•	Triton PCS plans to use the proceeds from this Facility for a combination of general corporate purposes, possible acquisitions and to retire, from time to time, certain of Triton PCS’s outstanding debt securities through open market purchases and privately negotiated transactions. Such purchases, if any, will depend on prevailing market conditions, the company’s liquidity requirements and other factors. In conjunction with the closing of this Facility, the company cancelled its existing $100 Million Senior Revolving Credit Facility.

Triton PCS, Inc. is a wholly-owned subsidiary of Triton PCS Holdings, Inc. (NYSE: TPC) a wireless phone service provider based in Berwyn, Pennsylvania. After giving effect to a pending exchange of territories with Cingular Wireless, Triton PCS will be licensed to provide digital wireless communications services in an area covering 14.3 million people in the Southeastern United States and 4.0 million people in Puerto Rico and the U.S. Virgin Islands.

For more information on Triton PCS and its products and services, visit the company’s websites at: www.tritonpcs.com and www.suncom.com.

Statements in this press release regarding Triton PCS’s business that are not historical facts are “forward-looking statements”. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from any such forward-looking statements are identified in the reports and documents Triton PCS files from time to time with the U.S. Securities and Exchange Commission.

# # #

Contact:

Steve Somers, CFA

Director of Investor Relations

610-722-4449

ssomers@tritonpcs.com